-----------                         U.S. SECURITIES AND EXCHANGE COMMISSION                        ---------------------------
  FORM 3                                        WASHINGTON, D.C. 20549                              OMB APPROVAL
-----------                                                                                        ---------------------------
                                   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number 3235-0104
                                                                                                    Expires: April 30, 1997
                           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,  Estimated average burden
                               Section 17(a) of the Public Utility Holding Company Act of 1935      hours per response.....0.5
                                   or Section 30(f) of the Investment Company Act of 1940          ---------------------------



1. Name and Address of Reporting Person*  2. Date of Event       4. Issuer Name and Ticker or Trading
                                             Requiring              Symbol
 Finkelstein  James    A.                    (Month/Day/Year)
----------------------------------------                            News Communications, Inc. (NCOM)
  (Last)     (First)  (Middle)               06/04/01            -------------------------------------------------------------

---------------------------------------------------------------  5. Relationship of Reporting Person     6. If Amendment, Date
                                          3. IRS or                 to Issuer                               of Original
                                             Social Security     (Check all applicable)                  (Month/Day/Year)
2 Park Avenue, Suite 1405                    Number of           --------------------------------------
                                             Reporting Person,     X  Director     X     10% Owner       ---------------------
-----------------------------------------    (Voluntary)         ----           --------                 7. Individual or
              (Street)                                             X  Officer            Other (specify     Joint/Group Filing
-----------------------------------------                        ---- (give     --------        below)      (Check Applicable
                                                                      title                                 Line)
                                                                      below)
New York       New York         10016                                                                     X  Form filed by One
----------------------------------------- ----------------------                                         --- Reporting Person
(City)         (State)          (Zip)                            President and Chief Executive Officer
                                                                 --------------------------------------      Form filed by
                                                                                                         --- More than One
                                                                                                             Reporting Person
-------------------------------------------------------------------------------------------------------- ---------------------


            Table 1 -- Non-Derivative Securities Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                        2. Amount of Securities   3. Ownership            4. Nature of Indirect
   (Instr. 4)                                  Beneficially Owned        Form: Direct            Beneficial Ownership
                                               (Instr. 4)                (D) or Indirect         (Instr. 5)
                                                                         (I) (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------
Common Stock                                    1,018,000(1)                 (D)
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

---------------------
(1) Includes 250,000 shares of common stock which the Reporting Person has committed to purchase on or before July 31, 2001.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                        (Print or Type Responses)                      (Over)
                                                                 SEC 1473 (8-92)

FORM 3 (CONTINUED) TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G.,
                   PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date Exercisable  3. Title and Amount of    4. Conversion or  5. Ownership   6. Nature of
   (Instr. 4)                       and Expiration       Securities Underlying     Exercise Price    Form of        Indirect
                                    Date                 Derivative Security       of Derivative     Derivative     Beneficial
                                    (Month/Day/Year)     (Instr. 4)                Security          Security:      Ownership
-------------------------------------------------------------------------------                      Direct (D)     (Instr. 5)
                                 Date         Expiration     Title    Amount or                      or Indirect
                                 Exercisable  Date                    Number of                      (I)(Instr. 5)
                                                                      Shares
------------------------------------------------------------------------------------------------------------------------------
Warrants                         5/16/01      4/19/06    Common Stock    1,000,000      $1.10          D
------------------------------------------------------------------------------------------------------------------------------
Warrants                         5/16/01      4/19/06    Common Stock    1,000,000      $1.50          D
------------------------------------------------------------------------------------------------------------------------------
Warrants                         5/16/01      4/19/06    Common Stock    1,000,000      $2.00          D
------------------------------------------------------------------------------------------------------------------------------
Warrants                          6/4/01       6/4/06    Common Stock     150,000       $1.00          D
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

   See 18 U.S.C 1001 and 15 U.S.C. 78ff(a)


                                  /s/ James A. Finkelstein               6/13/01
                                  -------------------------------   -----------
                                  **Signature of Reporting Person      Date

Note: File three copies of this Form, one of which must be manually signed. If space if insufficient, See Instruction 6 for procedure


                                                                          Page 2
                                                                 SEC 1473 (8-92)
                                                                 SEC 1147 (3-93)